As filed with the Securities and Exchange Commission on November 13, 2007
Registration No. 333-138952

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Stewart & Stevenson LLC
(to be converted under Delaware law to a corporation and renamed Stewart & Stevenson Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1389	20-3974034
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St.
Suite 5900
Houston, TX 77002
(713) 751-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffery W. Merecka
Chief Financial Officer
1000 Louisiana St.
Suite 5900
Houston, TX 77002
(713) 751-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William F. Henze, Esq. Jones Day 222 East 41st Street New York, NY 10017 (212) 326-3939	Stephan J. Feder, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 5 to the Form S-1 Registration Statement is to file an additional exhibit. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The prospectus and financial statements are unchanged and have been omitted.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, to be incurred in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

SEC registration fee	$38,780
NASD filing fee	52,250
New York Stock Exchange listing fee	250,000
Accounting fees and expenses	750,000
Legal fees and expenses	1,750,000
Printing and engraving expenses	400,000
Miscellaneous	158,970
Total	$3,400,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The registrant’s certificate of incorporation and the registrant’s bylaws will provide that the registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant will enter into separate indemnification agreements under Delaware law with its directors and executive officers which will require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities determined to arise from acts or omissions not in good faith or not reasonably believed to be in the best interests of the registrant).

These indemnification provisions and the indemnification agreements to be entered into between the registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Stewart & Stevenson LLC was formed for the purpose of consummating the SSSI Acquisition. In connection with its formation and the SSSI Acquisition, Stewart & Stevenson LLC issued 5,000 common units to Parman Capital Group LLC for cash consideration of $5.0 million, and 65,000 of its preferred units to EC Investments B.V. and BDC Investments B.V. for cash consideration of $65.0 million. Each of these transactions were consummated pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In June 2006, Stewart & Stevenson LLC issued $150,000,000 of its 10% Senior Notes due 2014 to J.P. Morgan Securities Inc. pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Number	Description

1.1	Form of Underwriting Agreement.
3.1	Form of Certificate of Incorporation of Stewart & Stevenson Inc.(1)
3.2	Form of Bylaws of Stewart & Stevenson Inc.(1)
3.3	Plan of Conversion.(1)
3.4	Stewart & Stevenson LLC’s Certificate of Formation. (Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed on February 2, 2007 (File No. 333-140441) and incorporated herein by reference.)
3.5	Stewart & Stevenson LLC’s Operating Agreement. (Filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-4 filed on February 2, 2007 (File No. 333-140441) and incorporated herein by reference.)
4.1	Form of specimen common stock certificate.(1)
5.1	Opinion of Jones Day.(1)
10.1	Indenture dated as of July 6, 2006, among Stewart & Stevenson LLC, Stewart & Stevenson Corp., the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association. (1)
10.2	Second Amended and Restated Credit Agreement dated as of February 13, 2007 by and among, Stewart & Stevenson LLC, Stewart & Stevenson Distributor Holdings LLC, Stewart & Stevenson Power Products LLC, Stewart & Stevenson Petroleum Services LLC, Stewart & Stevenson Funding Corp., S&S Agent LLC, the Canadian Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and as U.S. Collateral Agent, JPMorgan Chase Bank, NA, Toronto Branch as Canadian Administrative Agent and as Canadian Collateral Agent and JPMorgan Chase Bank, N.A., as Export-Related Lender. (Filed as Exhibit 10.1 to Amendment No. 1 to the Registrant’s Registration Statement of Form S-4 filed on February 28, 2007 (File No. 333-140441) and incorporated herein by reference.)
10.3	Asset Purchase Agreement, dated as of October 24, 2005, by and among Stewart & Stevenson Services, Inc., IPSC Co. Inc., Stewart & Stevenson Holdings, Inc., Stewart & Stevenson De Las Americas, Inc., Stewart & Stevenson International, Inc., Stewart & Stevenson Power, Inc., S&S Trust and Hushang Ansary. (1)
10.4	Asset Purchase Agreement, dated as of September 27, 2005, by and among Stewart & Stevenson Services, Inc., Stewart & Stevenson Petroleum Services, Inc., Stewart & Stevenson International, Inc., Sierra Detroit Diesel Allison, Inc., S&S Trust and Hushang Ansary.(1)
10.5	Form of Registration Rights Agreement by and among Stewart & Stevenson LLC, Parman Capital Group LLC, EC Investments B.V., Frank Carlucci and Nina Ansary.(1)
10.6	Asset Purchase Agreement dated February 25, 2007 by and among Stewart & Stevenson LLC, Crown Energy Technologies Inc., Crown Energy Technologies, Inc., Crown Energy Technologies (Oklahoma) Inc., Crown Energy Technologies (Odessa) Inc., Crown Energy Technologies (Victoria) Inc., Crown Energy Technologies (Casper) Inc., Crown Energy Technologies (Bakersfield), Inc., Rance E. Fisher, and Todd E. Fisher. (Filed as Exhibit 10.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed on February 28, 2007 (File No. 333-140441) and incorporated herein by reference)
10.7	Stewart & Stevenson 2007 Incentive Compensation Plan.(1)
10.8	Form of Indemnification Agreement between Stewart & Stevenson Inc. and each of its officers and directors.(1)

Number	Description

10.9	Form of Tax Matters Agreement by and between Stewart & Stevenson Inc. and the parties identified therein.(1)
10.10	Form of Employment Agreement by and between Stewart & Stevenson LLC and Hushang Ansary.(1)
21.1	Subsidiaries of the Registrant (Filed as Exhibit 21.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 filed on February 28, 2007 (File No. 333-140441) and incorporated herein by reference.)
23.1	Consent of Ernst & Young LLP.(1)
23.2	Consent of Jones Day (included in Exhibit 5.1).
23.3	Consent of Hill Schwartz Spilker Keller LLC. (Filed as Exhibit 23.3 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 filed on May 3, 2007 (File No. 333-140441) and incorporated herein by reference.)
23.4	Consent of Spears & Associates, Inc.(1)
23.5	Consent of Ward’s Automotive Group.(1)
24.1	Powers of Attorney.(1)

(1)	Previously filed.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on November 13, 2007.

Stewart & Stevenson LLC

By:	/s/ Hushang Ansary
Name: Hushang Ansary

Title:	Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities indicated on the 13th day of November, 2007.

Signature	Title

/s/ Hushang Ansary Hushang Ansary	Chairman of the Board of Directors

/s/ Robert L. Hargrave Robert L. Hargrave	Chief Executive Officer and Director (Principal Executive Officer)

* Gary W. Stratulate	President, Chief Operating Officer and Director

* Jeffery W. Merecka	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Ron E. Whitter Ron E. Whitter	Chief Accounting Officer (Principal Accounting Officer)

* Nina Ansary	Director

* Frank C. Carlucci	Director and Vice Chairman

* James W. Crystal	Director

* Jack F. Kemp	Director

* John D. Macomber	Director

* Stephen Solarz	Director

* Frank G. Zarb	Director

*By:	/s/ Hushang Ansary
Attorney-in-fact

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